                                                                EXHIBIT 10.1


                             PATRICK J. MCENANY
                            EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") dated as of________________, 1997 is entered into by and between Patrick J. McEnany ("Employee"), Watson Pharmaceuticals, Inc. ("Company") and Royce Laboratories, Inc., as the surviving corporation of the Royce Merger (as defined below) and the wholly-owned subsidiary of Company ("Royce"). In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

      1. Employment. Royce and Company hereby agree to employ Employee on the terms and conditions set forth below commencing upon the effective date of the merger of Royce Laboratories, Inc. with Dolphin Acquisition Corp., a wholly owned subsidiary of Company (the "Royce Merger"), and Employee hereby accepts such employment effective on such date. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, Royce and Company shall employ Employee and Employee agrees to serve as an employee of Royce and Company from the date hereof to and including _____________, 2000 (the "Employment Term"). After the expiration of the Employment Term, Royce, Company and Employee may mutually agree to extend the Employment Term on terms to be mutually agreed upon by the parties hereto. For purposes of this Agreement, the Employment Term and any renewal term thereof are collectively referred to herein as the "Term".

      2. Position. Subject to the control and direction of Company's Chief Executive Officer ("CEO"), during the Term, Employee shall perform all reasonable duties and services incident to his position as Vice-President of Company in charge of Corporate Development and President of Royce, and such other reasonable duties and services of an executive nature as may from time to time be assigned to him by the Board of Directors of Company (the "Board") and the CEO.

      3. Loyalty. Employee agrees that during the Term, he will devote his full time and attention during regular business hours to the business and affairs of Company and its Affiliates (as defined herein) and will not, without the prior permission of the Board or the CEO, engage in any other business enterprise which requires the personal time or attention of Employee. The foregoing shall not prevent (a) the purchase, ownership or sale by Employee of investments or securities of any business which is not competitive and does not have any business relations with Company or any of its Affiliates; (b) the passive ownership of up to two percent (2%) of the issued capital stock of any publicly traded company by itself, whether such company is a competitor of Company or not; (c) Employee from serving on the Board of Directors of Instacool of North America, Inc. and performing all duties incident thereto so long as such corporation is not a competitor of Company; and (d) Employee from serving as a member of the National Association of Pharmaceutical Manufacturers, provided the time or attention devoted to each of such activities listed in subparagraphs (a) through (d) above does not materially interfere with the performance of his duties hereunder. Employee further agrees that during the Term, he will accept such directorships, executive offices and committee memberships in Company and its Affiliates to which he may from time to time be elected and will perform and render the duties and the services incidental thereto.

      4. Compensation. For the full, prompt and faithful performance of all of the duties and services to be performed by Employee hereunder during the Employment Term, Royce agrees to pay, and Employee agrees to accept, the amounts set forth below:

             (a) Base Salary. Employee shall receive a salary in the gross amount of $16,666.67 per month ("Base Salary"). Employee's Base Salary shall be payable (minus all lawful deductions) in accordance with Company's policies regarding payment of salary to executive employees generally. Effective January 1, 1998, the Base Salary in each ensuing year shall be increased by the percentage increase, if any, in the "Consumer Price Index For all Urban Consumers in the Miami, Florida SMSA" (as published by the Bureau of Labor Statistics of the United States Department of Labor or any successor thereto in January of such years (the "CPI") over the CPI published the preceding January taking into account any conversion to a new standard reference base or other revision to such index so that all changes in the CPI are taken into account notwithstanding any such change in the standard reference base or other revision.

             (b) Benefits. Employee shall receive such fringe benefits as are made available to Company's executives generally. In addition, Employee may participate in any retirement, profit sharing, incentive, insurance, major medical, health and hospitalization or similar benefits which may at any time be available to Company's executives and employees. Employee's participation, including eligibility and level of benefits, in all benefit programs shall be controlled by plan documents, where applicable, or Company's policies, practices and procedures where no plan documents exist.

             (c) Expenses. Royce agrees to reimburse Employee for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

             (d) Vacation. Employee shall be entitled to four weeks vacation per year in accordance with Company's policies applicable to its executives generally, which shall be taken at such time or times as shall be mutually determined by Company and Employee.

             (e) Bonus. If Employee is employed by Company as of the end of calendar year 1997 or Employee terminates his employment with Company and Royce pursuant to Section 7(a)(ii) hereof, for calendar year 1997, Employee shall be eligible to receive a bonus of up to $150,000 (the "Bonus") to be payable as follows: (i) to the extent Royce receives approval from the U.S. Food and Drug Administration (the "FDA") of any of Royce's abbreviated product applications ("ANDAs") set forth on Exhibit A attached hereto by the dates set forth on Exhibit A attached hereto to allow Royce to sell such products to the public in the U.S., Employee shall be entitled to receive the following portion of the Bonus: $75,000 multiplied by the following fraction, the numerator of which is the number of such ANDA approvals received by Royce by such dates, and the denominator of which is ____; provided, however, that if Company determines to withdrawal any of Royce's ANDA applications set forth on Exhibit A attached hereto prior to the dates set forth on Exhibit A attached hereto, for purposes of this calculation, such ANDA shall be deemed to have been approved by the FDA prior to the dates set forth on Exhibit A attached hereto; and (ii) to the extent that Royce's aggregate Operating Expenses (as defined herein) for calendar year 1997 are less than $8,711,939

(the "Expense Amount"), Employee shall be entitled to receive the following portion of the Bonus: $75,000 multiplied by the following fraction, the numerator of which is equal to the Expense Amount less the actual aggregate Operating Expenses incurred by Royce during calendar year 1997, and the denominator of which is $_________ [2,500,000 multiplied by the following fraction: the remaining number of days in the year after consummation of the Royce Merger divided by 365]; provided however, that such fraction cannot exceed one or be less than zero. Employee's Bonus, if any, shall be payable (minus all lawful deductions) in accordance with Company's policies regarding payment of bonuses to executive employees generally. If Employee is employed by Company as of the last day of such calendar years, Employee shall be entitled to receive a bonus in calendar years 1998 and 1999 based upon certain standards to be mutually agreed upon by the parties hereto in good faith and in such amounts as determined by Company in its sole discretion. Company agrees to act in good faith in a commercially reasonably manner to aid Employee in obtaining the ANDAs set forth on Exhibit A attached hereto. For purposes of this Agreement, the term "Operating Expenses" shall mean the operating expenses incurred by Royce in the conduct of its business during calendar year 1997 calculated in accordance with Royce's practice for calculating such expenses during calendar year 1996; provided, however, that (i) non-recurring one-time expenses incurred in connection with the Royce Merger or as a result of the Royce Merger shall not by included in the calculation of Operating Expenses, such one-time expenses shall include, but not be limited to, severance payments to terminated employees after the Royce Merger or transaction costs incurred by Royce in connection with the Royce Merger; (ii) if Watson adds new R&D projects to Royce, costs associated with such projects shall not be included in the calculation of Operating Expenses; and (iii) Watson and Employee shall in good faith take all other factors into account with respect to the calculation of Operating Expenses, including, without limitation, allocation of expenses among Watson, Royce and Watson's other operating subsidiaries.

             (f) Stock Options. Employee shall receive a stock option grant under the Watson Pharmaceuticals, Inc. 1991 Stock Option Plan of 100,000 shares, such grant to be made on the effective date of the Royce Merger at a price equal to the fair market value of Company's stock on the date of grant. Such options shall vest ratably over a five-year period, subject to certain change-of-control provisions contained in the option agreement(s). If the Royce Merger does not become effective for any reason, the foregoing grant shall be null and void. Employee may receive any such additional stock option grants as are determined by the Compensation Committee of the Board, in accordance with its policies regarding stock option grants to executive employees generally.

      5. Termination for Death, Disability or Cause. Company may terminate this Agreement, the remainder of the Term and Employee's employment hereunder as follows:

             (a) Death. In the event of the death of Employee, this Agreement shall terminate as of the date of death, and Company's sole obligation will be to pay to Employee's estate Employee's Base Salary then unpaid through his last day worked.

             (b) Disability. In the event that Employee shall, because of physical or mental illness or incapacity, be unable to perform the duties and services to be performed by him under this Agreement for a consecutive period of three months or such shorter periods aggregating three months in any 12-month period ("Disability"), neither Royce nor Company shall be obligated to pay to Employee any compensation or benefits beyond the date of Disability and may, in their sole discretion, terminate this Agreement without any further obligation other than to pay Employee his Base Salary through the date of Disability.

             (c) Termination for Cause. Company may terminate Employee's employment at any time for Cause. In the event Company elects to terminate Employee's employment for Cause, Royce will pay Employee only his then current Base Salary then unpaid, computed to the last day worked. "Cause" shall mean:
(i) a material breach or violation by Employee of Sections 10, 11 or 12 of this Agreement; (ii) a material breach or violation by Employee of any provision of this Agreement (other than Sections 10, 11 or 12 of this Agreement) or the failure of Employee to materially perform his duties or responsibilities hereunder (unless said material default is caused by a Disability) after Employee has been given at least thirty (30) days prior written notice together with an opportunity to cure said breach, violation or failure during such thirty (30) day period; provided, however, that Employee shall only have the right to cure one breach in any twelve consecutive month period during the Term; or (iii) actions by Employee constituting fraud and/or embezzlement.

             (d) Other Termination. In the event Company terminates Employee for reasons other than death, Disability or Cause, and such termination is not related to a Change in Control (as defined below), subject to the terms of Section 8 hereof, Royce shall pay Employee, in twelve equal monthly installments beginning on the first day of the month succeeding the date of such termination and on the first day of each of the next eleven months thereafter, an amount equal to $29,166.67 per month.

      6. Voluntary Termination by Employee. Employee may voluntarily terminate this Agreement, the remainder of the Term and his employment hereunder as follows:

             (a) Retirement. Termination of Employee's employment based on "Retirement" shall mean termination in accordance with Company's retirement policy, including early retirement, generally applicable to its salaried employees.

             (b) Resignation. In the event Employee resigns his employment other than for "Good Reason" as defined below, Company shall only be responsible for paying Employee his Base Salary and fringe benefits through Employee's last day worked.

      7. Termination Relating To A Change in Control. In the event that Employee's employment is terminated by Company due to a Change in Control (as defined below) or if Employee terminates his employment for Good Reason (as defined below), Royce shall pay Employee the Change of Control Payment (as defined below).

             (a) Termination for Good Reason. Termination by Employee of his employment for "Good Reason" shall mean a termination by Employee (i) upon a requirement by the Board to relocate, except for office relocations that would not increase Employee's one-way commute distance to more than twenty-five
(25) miles from the most recent principal residence selected by Employee prior to notice of relocation, (ii) by delivering written notice to Company of his desire to terminate his employment hereunder at any time and for any reason between December 1, 1997 and December 15, 1997, which termination would be effective as of the close of business on December 31, 1997; (iii) upon a significant demotion or material adverse change in his duties and responsibilities; (iv) a material breach or violation by Company of any provision of this Agreement after Employee has given Company at least thirty
(30) days prior written notice together with an opportunity to cure said breach or violation during such thirty (30) day period; or (v) within twelve (12) months after a Change in Control, based on the occurrence, without Employee's express written consent, of any of the following events:

             (A) Any reduction by Company in Employee's Base Salary as in effect immediately prior to the Change in Control;

             (B) The failure by Company to continue in effect any bonus, benefit or compensation plan or arrangement, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical, health, dental, accident and disability plan in which Employee is participating at the time of the Change in Control, or plans providing Employee with substantially similar benefits (collectively, the "Benefit Plans"), or the taking of any action by Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such Benefit Plans; provided, however, that the amendment, modification or termination of any Benefit Plan as in effect at the time of a Change in Control on a basis which does not discriminate against Employee, or a class of employees of which Employee is a member (as opposed to all participants in such Benefit Plan), shall not constitute "Good Reason" for the termination by Employee of his employment pursuant to the terms of this paragraph 7(c);

             (C) Any material breach by Company of any provision of this Agreement; or

             (D) The failure by Company to obtain the assumption of this Agreement by any successor or assign of Company.

             (b) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

             (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, a "person") of Beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of twenty (20%) percent or more of the then outstanding shares of common stock of Company (collectively, the "Outstanding Common Stock"); provided, however, that the following shall not constitute a Change of Control:

                       (A) Any acquisition directly from Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

                       (B) Any acquisition by an Underwriter (as such term is defined in Section 2(11) of the Securities Act of 1933, as amended) for the purpose of making a public offering;

                       (C)         Any acquisition by Company; or

                       (D) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company;

             (ii) The liquidation of all or substantially all of the assets of Company; or


             (iii)     If within two (2) years of:

                       (A) The completion of a tender offer or exchange offer for the voting stock of Company (other than a tender offer or exchange offer by Company) or a proxy contest in connection with the election of members of the Board;

                       (B) A merger, consolidation, transfer or sale of twenty percent (20%) of the book value of the gross assets of Company measured at the time of such merger, consolidation, transfer or sale in one (1) or more transactions;

                       (C) The acquisition by any person, directly or indirectly, of the Beneficial Ownership of securities of Company representing twenty percent (20%) of the Outstanding Common Stock; or

                       (D)         Any combination of the foregoing;

                                   Dr. Allen Chao is not a member of the Board
             and a majority of the Board shall not consist of:

                                   (I)      Persons who were directors of
             Company on the date hereof;

             or

                                   (II)     Persons who were elected or
                       nominated for election as directors with the approval of a majority of the persons referred to in paragraph 7(e)(iii)(D)(I) above or persons theretofore elected in accordance with this paragraph 7(e)(iii)(D)(II).

             (c) Change in Control Payment. If Employee's employment shall be terminated by Company (other than for Cause, Disability, Retirement or death) due to a Change in Control or by Employee for Good Reason, subject to the terms of Section 8 hereof, Royce shall pay Employee, in twelve equal monthly installments beginning on the first day of the month succeeding the date of such termination and on the first day of each of the next eleven months thereafter, an amount equal to $29,166.67 per month.

             (d) No Mitigation. Employee shall not be required to mitigate the amount of any payment contemplated by this paragraph 7 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

             (e) Royce Merger. Notwithstanding the foregoing, paragraph 7 of the Agreement shall not apply as a result of the Royce Merger.

      8. Severance Arrangements. If Employee's employment is terminated by Company (other than for Cause, Disability or death) or by Employee for Good Reason and the date of such termination occurs prior to ______________, 2002, Company and Employee shall enter into a consulting agreement (the "Consulting Agreement") pursuant to which (a) all options granted to Employee pursuant to this Agreement shall continue to vest in accordance with the terms thereof; (b) Employee shall agree to provide up to 10 hours per month of consulting services to Company without charge during the term of the Consulting Agreement; provided, however, that (i) such monthly services shall not be cumulative and will be lost if not performed in any month; and (ii) if such services are required to be performed in person, such services shall be provided in increments of five consecutive hour periods; and (c) Employee may provide additional consulting services to Company on terms (including payment terms) and at times agreed upon by Employee and Company. The Consulting Agreement will terminate on ______________, 2002. Notwithstanding the foregoing, if, during the term of the Consulting Agreement, Employee materially breaches or violates any of the terms of Sections 10, 11 or 12 hereof, (x) Company's and Royce's payment obligations contained in Sections 5(d) and 7(c) shall terminate and be of no further force and effect as of the date of such breach or violation; and (y) the Consulting Agreement shall terminate as of the date of such breach or violation and all unvested options granted to Employee pursuant to Section 4(f) hereof shall terminate in accordance with the terms of the Plan. Royce agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred by him in providing services to Company or Royce at the request of Company or Royce pursuant to the Consulting Agreement.

      9. Inventions. Employee will, during the Term, disclose to Company promptly and fully all Inventions made or conceived by him (either solely or jointly with others) including but not limited to Inventions which relate to the business of Company or its Affiliates or Company's or its Affiliate's actual or anticipated research or development, or result from any work performed by him for Company or its Affiliates. All Inventions and all records related to Inventions, whether or not patentable, shall be and remain the sole and exclusive property of Company. "Inventions" means all inventions, discoveries, processes, improvements, developments and ideas, and all know-how related thereto. Employee hereby assigns and agrees to assign to Company all his rights to Inventions and any patents, trademarks, or copyrights which may be issued in respect to Inventions. Employee acknowledges that all work shall be work made for hire. During and after his employment with Company and Royce, Employee will assist Company, without charge to Company but at its request and expense, to obtain and retain rights in Inventions, and will execute all appropriate documents at the request of Company.

             Employee understands that this paragraph 9 shall not apply to any invention for which no equipment, supplies, facilities, trade secret, or other confidential information of Company or its Affiliates was used and which was developed entirely on his own time, and does not relate to the business of Company or its Affiliates, its actual or anticipated research, and does not result from any work performed by him for Company or its Affiliates. The provisions of this paragraph 9 shall survive the termination or expiration of this Agreement

      10.    Non-Solicitation.    Employee agrees that during the Term and for
a period of one year after the termination of Employee's employment with Company and Royce, he will not, directly or indirectly:

             (i) Employ, hire, engage or be associated with any employee or other person then or during any part of the preceding twelve (12) months connected with Company or any of its Affiliates;

             (ii) Induce any person connected with or employed by Company or any of its Affiliates to leave the employ of such entities; or

             (iii) Solicit the employment of any such person on his own behalf or on behalf of any other business enterprise.

             The provisions of this paragraph 10 shall survive the termination or expiration of this Agreement.

      11. Non-Competition. As an inducement for Company to enter into the Agreement and the Royce Merger, to issue shares of common stock of Company in exchange for all of the shares of capital stock of Royce owned by Employee and in consideration of Company entering into this Agreement, including, without limitation, the provisions relating to severance benefits contained in paragraphs 5(d) and 7(c) hereof, Employee agrees that:

             (a) from and after the date hereof and continuing for the lesser of (i) the longest time permitted by applicable law, or (ii) one year after termination of Employee's employment with Company and Royce for any reason whatsoever (the "Restrictive Period"), Employee shall not do any one or more of the following, directly or indirectly:

                       (A) anywhere in the United States, its territories or possessions or any other country in the world where Company or its Affiliates has sold products within the twelve (12) month period prior to the date hereof, engage or participate in, or assist, advise or be connected with (including as an owner, partner, shareholder, consultant, director, officer or employee or (without limitation by the specific enumeration of the foregoing) otherwise) any person, entity or business enterprise involved in the development, manufacture, sale or marketing of generic pharmaceutical products; provided, however, that the ownership of up to two percent (2%) of the issued capital stock of any publicly traded company by itself shall not constitute a violation of any provision of this paragraph 11; or

                       (B) solicit, attempt to solicit or aid in the solicitation of any customer of Company or its Affiliates which has been a customer of Company or its Affiliates during the Restrictive Period or within the twelve (12) month period prior to the date hereof, to purchase from any source other than Company or its Affiliates any product or service which could be supplied or performed, as the case may be, by Company or any of its Affiliates.

As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise. The provisions of this paragraph 11 shall survive the termination of this Agreement.

      12. Confidential Information. Employee recognizes and acknowledges that various kinds of confidential and proprietary information and trade secrets, including but not limited to product specifications and lists of Company's and its Affiliate's customers and vendors, as they may exist from time to time, are valuable, special and unique assets of Company's and its Affiliates respective businesses. Employee will not, during or after his employment, except in accordance with his employment by Company and Royce, disclose or cause or permit to be disclosed any confidential or proprietary information or trade secrets of Company or its Affiliates to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of Company or as otherwise be required by law or legal process. The provisions of this paragraph 12 shall survive the termination and expiration of this Agreement.

      13. Remedies. In the event that Employee shall violate any provision of paragraphs 9 through 12 above, then Employee hereby agrees that Company shall be entitled to a temporary or permanent injunction against him by any court of competent jurisdiction prohibiting him from violating such provision. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee. Employee further agrees that Company will not have an adequate remedy at law in the event of any breach by Employee hereunder and that Company will suffer irreparable damage and injury if Employee breaches any of the provisions of paragraphs 9 through 12 above. The provisions of this paragraph 13 shall survive the termination or expiration of this Agreement.

      14. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Employee, notices shall be delivered to him at the home address which he has most recently communicated to Company in writing. In the case of Company or Royce, notices shall be delivered to Company's corporate headquarters, and all notices shall be directed to the attention of its Secretary.

      15. Modification and Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by

Employee and by an authorized officer of Company and Royce (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      16. Complete Agreement. This Agreement supersedes all previous agreements entered into by Employee and Company or by Employee and Royce, including, without limitation, that certain Employment Agreement dated as of April 27, 1994 (and effective as of January 1, 1994) between Royce and Employee, which shall terminate and be of no further force and effect as of the effective date of the Royce Merger. No agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

      17. No Assignment. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

      18. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of Florida applicable to Agreements made and to be performed entirely within such State, as to all matters governed by state law or, if controlling, by applicable federal law.

      19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      20. Arbitration. Except as otherwise provided above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, California. Selection of the arbitrator and conduct of the arbitration shall be in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded. Each party shall bear its own costs and legal fees in any arbitration. The cost of the arbitrator and related expenses shall be shared equally by the parties.

      21. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes, unless specifically set forth herein to the contrary.

      22. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

      23. Company Guaranty. Company hereby guarantees to Employee the due and punctual payment and performance in full of all of the payment obligations of Royce contained in this Agreement. This is an unconditional, irrevocable and continuing guaranty by Company of all of Royce's payment obligations contained herein.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Company by its duly authorized officer, as of the day and year first above written.


WATSON PHARMACEUTICALS, INC.


By:
    --------------------------------                ---------------------------
Title:                                                   Patrick J. McEnany
      ------------------------------

ROYCE LABORATORIES, INC.


By:
    --------------------------------
Title:
      ------------------------------